Exhibit 3.23

ARTICLES OF INCORPORATION

OF

CLEARWATER ENERGY, INC.

STATE OF ALABAMA

WALKER COUNTY

The undersigned, acting as incorporators of a corporation under the Code of Alabama, adopt the following Articles of Incorporation for such corporation:

1. The name of the corporation is Clearwater Energy, Inc.

2. The period of its duration is perpetual.

3. The purpose or purposes for which the corporation is organized are:

(a) To generally deal in the business of coal mining and anything related thereto and all other lawful purposes.

(b) To make and use a corporate seal and to alter the same at is pleasure.

(c) To purchase land, sell land, acquire leases on land & minerals, purchase equipment, sell equipment, and mine coal.

(d) To borrow money, issue notes, bonds or other negotiable paper, mortgage, pledge or otherwise transfer its real and personal property to secure the payment of money borrowed for any debt contracted.

(e) To employ such personnel which may be necessary to carry on the business of the corporation.

(f) To acquire by purchase, subscription, or otherwise, and to hold for investment or otherwise, and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any obligations or securities of any corporation or corporations, including the power and privilege of this corporation or corporations, to thus deal in the purchase and resale of its own stock.

(g) To purchase or otherwise acquire the whole or any part of property that may be necessary to effect the purposes of said corporation and to pay for same either in cash or shares of stock in said corporation, or part in cash or part in shares.

(h) To make such improvements and repairs on whatsoever real and personal estate which may be owned or acquired by said corporation as said corporation may deem necessary or desirable.

(i) To increase or decrease the authorized capital stock or reclassify the same by changing the number, share value, designation, preference, privilege, voting powers and rights of redemption, retirement, conversion and provision as to security.

(j) To have all other powers necessary or incident to the purposes of which this corporation is formed.

4.                      The location and principal place of business shall be 16456 Hamner Road, Tuscaloosa, AL, 35406 of the corporation as may be required by law.

5. The total amount of capital stock authorized shall be 100 shares with a par value of $1.00 per share. The total amount of capital stock issued shall be 100 shares with a par value of $1.00 per share which shall be paid in upon the organization of the corporation. There shall only be one class of stock.

6. The name and address of the officer or agent authorized and designated to receive the subscription of capital stock and who is also the initial registered agent is A.J. Taft, Jr., 16456 Hamner Road, Tuscaloosa, AL 35406.

7. The name and address of the incorporator and the number of shares held by it is as follows:

Taft Coal Sales & Assoc., Inc.	—	100 shares

TOTAL		100 shares

8. The officers chosen for the first year or until their successors are elected and qualified are as follows:

A.J. Taft, Jr.	—	President

Edwin Richards	—	Secretary / Treasurer

9. The directors chosen for the first year or until their successors are elected and qualified are as follows:

Danny Rhodes	—	Chairman / Director

A.J. Taft, Jr.	Director

Jimmy Kilgore	Director

10. The business and affairs of the corporation shall be under the management and control of the Board of Directors consisting of not less than one nor more than five persons. The Directors shall be elected by the stockholders at each annual meeting. The terms shall not be staggered. In the event of a death or resignation or a director, the remaining director(s) shall hold office until the next annual meeting at which time the director(s) positions will be filled including that vacant position unless such position is otherwise filled at a special election of the shareholders for that purpose. In the event of the expiration of a director terms without election of a new director, the old director shall serve until his successor is elected and qualified or until there is decrease in the number of directors.

IN WITNESS WHEREOF, the undersigned incorporators, have hereunto subscribed their signature to these Articles of Incorporation on this the 18th day of March, 1997.

/s/ A.J. Taft Jr.,	(SEAL)
A.J. Taft Jr., President

/s/ Edwin Richards	(SEAL)
Edwin Richards, Secretary/Treasurer